Exhibit 99.1

CONTACTS:	Tony Rossi
Financial Relations Board
213-486-6545
trossi@frbir.com
IGO REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
SCOTTSDALE, Ariz., April 29, 2009 — iGo, Inc. (Nasdaq: IGOI), a leading provider of innovative portable power solutions, today reported financial results for the first quarter ended March 31, 2009. Total revenue was $14.9 million in the first quarter of 2009, compared with revenue of $18.9 million in the first quarter of 2008.
Excluding revenues related to business lines divested during and subsequent to the end of the first quarter of 2007 (handheld and expansion/docking), total revenues were $13.4 million in the first quarter of 2009, compared to $17.4 million in the same quarter of the prior year. According to Generally Accepted Accounting Principles in the United States (U.S. GAAP), iGo must consolidate the operating results of Mission Technology Group, the acquirer of the Company’s expansion/docking business, into its financial results until such time as the Company’s financial interest in the performance of Mission Technology Group no longer meets the criteria for consolidation.
Net loss attributable to iGo, Inc. was $1.1 million, or ($0.03) per share, in the first quarter of 2009, compared with a net loss of $235,000, or ($0.01) per share, in the same quarter of the prior year.
Excluding non-cash compensation expense, severance expense, litigation settlement income in the first quarter of 2008, and the operating results of the divested businesses, net loss was $360,000, or ($0.01) per share, in the first quarter of 2009, compared to net loss of $348,000, or ($0.01) per share, in the first quarter of 2008. A detailed reconciliation of GAAP to non-GAAP financial results is provided in the financial tables at the end of this release.
Michael D. Heil, President and Chief Executive Officer of iGo, commented, “As expected, we saw a decline in sales due to the weaker economic conditions and retailers being more conservative with their inventory levels. We have taken appropriate steps to manage through the economic downturn by reducing expenses and headcount, which resulted in minimal cash burn this quarter despite the lower level of sales.
“We have also restructured our sales organization to reflect our strategic focus going forward. Our new structure will put us in a better position to launch our new netbook charger and iGo Green Technology products later this year, add more retail accounts, and increase our European distribution. Given the economic uncertainty and our transition away from our historical private label distributor, we expect to have limited visibility on sales levels over the next few quarters.
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iGo, Inc.

However, we expect cash flow from operations to be neutral to slightly positive for the foreseeable future,” said Mr. Heil.
First Quarter Product Area Highlights
•	Unit sales of universal chargers for high-power mobile electronic (ME) devices, such as portable computers, were approximately 266,000 units in the first quarter of 2009.

•	Unit sales of universal chargers for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 316,000 units in the first quarter of 2009.

•	Revenue from the sale of power products for high-power ME devices was $9.7 million in the first quarter of 2009, a decline of 12.9% from $11.1 million in the same period of the prior year. High-power revenue in the first quarter of 2008 included $1.0 million from the OEM channel, which the Company no longer services. Excluding revenues from the OEM channel, sales of power products for high-power ME devices declined 5.7% in the first quarter of 2009.

•	Revenue from the sale of power products for low-power ME devices was $3.7 million in the first quarter of 2009, a decline of 36.9% from $5.8 million in the same period of the prior year.
Financial Highlights
Gross margin was 30.9% in the first quarter of 2009, compared to 29.5% in the first quarter of 2008. Excluding the operations of the divested businesses, gross margin was 29.1% in the first quarter of 2009, compared to 27.7% in the first quarter of 2008. The increase in gross margin is primarily due to improved margin on sales of low-power products in the wireless and retail channels.
Total operating expenses in the first quarter of 2009 were $6.0 million, compared with $6.9 million in the first quarter of 2008. Excluding non-cash equity compensation expense, the operations of the divested businesses and severance expense incurred in 2009, operating expenses were $4.5 million in the first quarter of 2009, or 33.7% of revenue (excluding revenue from divested businesses), compared to $5.4 million in the first quarter of 2008, or 31.1% of revenue (excluding revenue from divested businesses).
Excluding assets of the divested businesses, the Company’s balance sheet remained strong with $29.3 million in cash, cash equivalents, and short-term investments at March 31, 2009. The Company continued to have no long-term debt and had a book value per share of $1.21 based on 32 million common shares issued and outstanding at March 31, 2009.
Non-GAAP Financial Measures
Although the Company consolidates the operating results of Mission Technology Group, the acquirer of its docking/expansion business, for accounting purposes under U.S. GAAP, the Company believes that the discussion of operating results excluding the handheld and expansion/docking lines of business and non-cash equity compensation allows management and investors to evaluate and compare the Company’s operating performance on a more meaningful and consistent manner. In addition, management uses these measures internally for evaluation of the performance of the business, including the allocation of resources. These non-GAAP

iGo, Inc.

financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a developer of eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates virtually all wasteful and expensive standby or “vampire” power that is generated from chargers that continue to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the anticipated benefits from restructuring the sales organization; limited visibility on sales levels over the next few quarters; and cash flow from operations being neutral to slightly positive for the foreseeable future. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail and wireless carrier level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended
	March 31,
	2009	2008
Net revenue	$14,940	$18,938

Gross profit	4,618	5,578

Selling, engineering and administrative expenses	6,043	6,906

Loss from operations	(1,425)	(1,328)
Interest income (expense), net	57	267
Other income (expense), net	251	154
Litigation settlement income	—	672

Net loss	(1,117)	(235)
Less: Net loss attributable to non-controlling interest	26	—

Net loss attributable to iGo, Inc.	$(1,091)	$(235)

Net loss attributable to iGo, Inc. per share — basic and diluted	$(0.03)	$(0.01)

Weighted avg common shares outstanding — basic and diluted	32,087	31,581
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iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net income (loss) attributable to iGo, Inc. before non-cash equity compensation, severance expense, and litigation settlement income by product line:

	Three months ended			Three months ended
	March 31, 2009			March 31, 2008
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$13,412	$1,528	$14,940	$17,388	$1,550	$18,938

Gross profit	3,897	721	4,618	4,808	770	5,578

Selling, engineering and administrative expenses	5,249	794	6,043	6,050	856	6,906

Income (loss) from operations	(1,352)	(73)	(1,425)	(1,242)	(86)	(1,328)
Interest income (expense), net	57	0	57	257	10	267
Other income (expense), net	210	41	251	1	153	154
Litigation settlement income	—	—	—	672	—	672

Net income (loss)	(1,085)	(32)	(1,117)	(312)	77	(235)
Less: Net loss attributable to non-controlling interest	—	26	26	—	—	—

Net income (loss) attributable to iGo, Inc.	(1,085)	(6)	(1,091)	(312)	77	(235)
Non-cash equity compensation	281	—	281	636	—	636
Severance expense	444	—	444	—	—	—
Litigation settlement income	—	—	—	(672)	—	(672)

Net income (loss) attributable to iGo, Inc. as adjusted	$(360)	$(6)	$(366)	$(348)	$77	$(271)

Net income (loss) attributable to iGo, Inc. per share as adjusted	$(0.01)	$(0.00)	$(0.01)	$(0.01)	$0.00	$(0.01)

Weighted avg common shares outstanding — basic and diluted:	32,087	32,087	32,087	31,581	31,581	31,581

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data Continued
(unaudited)
Reconciliation of non-GAAP Financial Measure — Selling, engineering and administrative expenses by product line to selling, engineering and administrative expenses before non-cash equity compensation and severance expense by product line:

	Three months ended			Three months ended
	March 31, 2009			March 31, 2008
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Selling, engineering and administrative expenses	$5,249	$794	$6,043	$6,050	$856	$6,906
Non-cash equity compensation	(281)	—	(281)	(636)	—	(636)
Severance expense	(444)	—	(444)	—	—	—

Selling, engineering and administrative expenses as adjusted	$4,524	$794	$5,318	$5,414	$856	$6,270

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis operating performance. Operating results by product line and corresponding net income (loss) attributable to iGo, Inc. before non-cash equity compensation, expense, and litigation settlement income by product line; and selling, engineering and administrative expenses by product line and corresponding selling, and administrative expenses before non-cash equity compensation and severance expense should be considered in addition to, not as a substitute for, or superior measures of financial performance in accordance with GAAP.

iGo, Inc.

iGo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$27,464	$26,139
Short-term investments	2,212	4,964
Accounts receivable, net	13,333	12,554
Inventories	4,554	4,353
Prepaid expenses and other current assets	319	527

Total current assets	47,882	48,537
Other assets, net	2,500	2,698

Total assets	$50,382	$51,235

LIABILITIES AND EQUITY

Total liabilities	$10,984	$10,898

iGo, Inc. common stockholders’ equity	38,784	39,697
Non-controlling interest	614	640

Total equity	39,398	40,337

Total liabilities and equity	$50,382	$51,235

iGo, Inc.

iGo, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Balance sheet excluding accounts of Mission Technology Group.

	March 31, 2009
	iGo	Mission Tech	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$27,117	$347	$—	$27,464
Short-term investments	2,212	—	—	2,212
Accounts receivable, net	12,883	475	(25)	13,333
Inventories	3,946	840	(232)	4,554
Prepaid expenses and other current assets	299	55	(35)	319

Total current assets	46,457	1,717	(292)	47,882
Other assets, net	2,908	1,406	(1,814)	2,500

Total assets	$49,365	$3,123	$(2,106)	$50,382

LIABILITIES AND EQUITY

Total liabilities	$10,605	$421	$(42)	$10,984

iGo, Inc. common stockholders’ equity	38,146	484	154	38,784
Non-controlling interest	614	2,218	(2,218)	614

Total equity	38,760	2,702	(2,064)	39,398

Total liabilities and equity	$49,365	$3,123	$(2,106)	$50,382

Reconciliation of non-GAAP Financial Measure — Cash, cash equivalents and investments excluding accounts of Mission Technology Group.

Cash and cash equivalents	$27,117	$347	$—	$27,464
Short-term investments	2,212	—	—	2,212

Total cash, cash equivalents, short-term investments	$29,329	$347	$—	$29,676

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of financial position. Balance sheet excluding the accounts of Mission Technology Group and related eliminations and cash, cash equivalents, and investments excluding the accounts of Mission Technology Group should be considered in addition to, not as a substitute for, or superior to, measures of financial position in accordance with GAAP.
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